EXHIBIT 99.1

SPS Commerce Reports Second Quarter 2015 Financial Results

Company Delivers 26% Growth in Recurring Revenue Over 2014

MINNEAPOLIS, July 23, 2015 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of cloud-based supply chain management solutions, today announced financial results for the second quarter ended June 30, 2015.

Revenue was $38.8 million in the second quarter of 2015, compared to $31.1 million in the second quarter of 2014, reflecting 25% growth in revenue from the second quarter 2014. Recurring revenue grew 26% from the second quarter of 2014.

Net income in the second quarter of 2015 was $651,000 or $0.04 per diluted share, compared to net income of $639,000, or $0.04 per diluted share, in the second quarter of 2014. Non-GAAP net income per diluted share was $0.18, compared to non-GAAP net income per diluted share of $0.16 in the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 increased 11% to $5.0 million, compared to the second quarter of 2014.

"We had a great first half of the year as we remain focused on the multibillion dollar market opportunity in front of us, by addressing consumers' demand for an omnichannel buying experience," said Archie Black, President and CEO of SPS Commerce. "As larger suppliers and retailers drive increased collaboration throughout the industry, we expect to continue moving upmarket and look forward to advancing our leadership position within the supply chain world."

"SPS Commerce had a strong second quarter, highlighted by 26% recurring revenue growth," said Kim Nelson, Chief Financial Officer. "Given our performance and the opportunity we see ahead, we believe we are well positioned to continue executing against our growth plan by adding customers and increasing wallet share in the second half of the year."

Guidance

For the third quarter of 2015, revenue is expected to be in the range of $39.6 to $40.1 million. Third quarter net income per diluted share is expected to be in the range of $0.04 to $0.05 with fully diluted weighted average shares outstanding of approximately 17.1 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.19 to $0.20. Adjusted EBITDA is expected to be in the range of $5.4 to $5.9 million. Non-cash, share-based compensation expense is expected to be approximately $1.7 million, depreciation expense is expected to be approximately $1.8 million and amortization expense is expected to be approximately $850,000.

For the full year of 2015, revenue is expected to be in the range of $156.9 to $158.4 million, representing 23% to 24% growth over 2014. Full year net income per diluted share is expected to be in the range of $0.15 to $0.18 with fully diluted weighted average shares outstanding of approximately 17.1 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.73 to $0.77. Adjusted EBITDA is expected to be in the range of $21 to $22 million. Non-cash, share-based compensation expense is expected to be approximately $6.6 million, depreciation expense is expected to be approximately $6.9 million and amortization expense is expected to be approximately $3.4 million. Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 81746639 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 58 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2015, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2014, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
	2015	2014

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 121,344	$ 130,795
Accounts receivable, less allowance for doubtful accounts of $313 and $279, respectively	17,255	15,422
Deferred costs	14,003	12,055
Deferred income taxes	76	76
Other current assets	6,393	3,846
Total current assets	159,071	162,194

PROPERTY AND EQUIPMENT, net	12,952	11,361
GOODWILL	34,303	34,854
INTANGIBLE ASSETS, net	16,915	18,851
MARKETABLE SECURITIES, non-current	9,995	--
OTHER ASSETS
Deferred costs, non-current	5,445	5,267
Deferred income taxes, non-current	10,880	11,035
Other non-current assets	365	213
Total assets	$ 249,926	$ 243,775

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 3,706	$ 3,961
Accrued compensation	9,468	9,926
Accrued expenses	2,129	2,470
Deferred revenue	7,833	7,505
Deferred rent	704	698
Total current liabilities	23,840	24,560

OTHER LIABILITIES
Deferred revenue, non-current	10,996	10,653
Deferred rent, non-current	3,178	3,471
Total liabilities	38,014	38,684

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,563,361 and 16,348,747 shares issued and outstanding, respectively	16	16
Additional paid-in capital	257,317	250,633
Accumulated deficit	(42,851)	(44,088)
Accumulated other comprehensive loss	(2,570)	(1,470)
Total stockholders' equity	211,912	205,091
Total liabilities and stockholders' equity	$ 249,926	$ 243,775

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$ 38,846	$ 31,100	$ 75,816	$ 60,039
Cost of revenues	12,335	9,627	23,907	18,882
Gross profit	26,511	21,473	51,909	41,157
Operating expenses
Sales and marketing	14,101	11,570	27,845	22,454
Research and development	4,495	3,365	8,564	6,339
General and administrative	6,055	4,842	11,873	9,353
Amortization of intangible assets	833	682	1,678	1,399
Total operating expenses	25,484	20,459	49,960	39,545
Income from operations	1,027	1,014	1,949	1,612
Other income (expense)
Interest income, net	37	50	74	99
Other income (expense), net	(57)	35	(169)	(21)
Total other income (expense), net	(20)	85	(95)	78
Income before income taxes	1,007	1,099	1,854	1,690
Income tax expense	(356)	(460)	(617)	(678)
Net income	$ 651	$ 639	$ 1,237	$ 1,012

Net income per share
Basic	$ 0.04	$ 0.04	$ 0.08	$ 0.06
Diluted	$ 0.04	$ 0.04	$ 0.07	$ 0.06

Weighted average common shares used to compute net income per share
Basic	16,536	16,210	16,485	16,183
Diluted	16,998	16,768	17,043	16,799

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2015	2014

Cash flows from operating activities
Net income	$ 1,237	$ 1,012
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	155	576
Depreciation and amortization of property and equipment	3,109	2,823
Amortization of intangible assets	1,678	1,399
Provision for doubtful accounts	518	323
Stock-based compensation	3,146	2,698
Changes in assets and liabilities
Accounts receivable	(2,397)	(2,060)
Deferred costs	(2,126)	(2,260)
Other current and non-current assets	(2,710)	(491)
Accounts payable	125	1,202
Accrued compensation	(409)	(342)
Accrued expenses	(324)	421
Deferred revenue	671	1,809
Deferred rent	(286)	(170)
Net cash provided by operating activities	2,387	6,940
Cash flows from investing activities
Purchases of property and equipment	(5,079)	(3,380)
Purchases of marketable securities	(9,989)	--
Net cash used in investing activities	(15,068)	(3,380)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	2,396	922
Excess tax benefit from exercise of options to purchase common stock	400	60
Net proceeds from employee stock purchase plan	741	672
Net cash provided by financing activities	3,537	1,654
Effect of foreign currency exchange rate changes	(307)	--
Net increase (decrease) in cash and cash equivalents	(9,451)	5,214
Cash and cash equivalents at beginning of period	130,795	131,294
Cash and cash equivalents at end of period	$ 121,344	$ 136,508

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net income	$ 651	$ 639	$ 1,237	$ 1,012
Depreciation and amortization of property and equipment	1,568	1,519	3,109	2,823
Amortization of intangible assets	833	682	1,678	1,399
Interest income, net	(37)	(50)	(74)	(99)
Income tax expense	356	460	617	678
Other	--	(69)	--	(69)

EBITDA	3,371	3,181	6,567	5,744
Stock-based compensation expense	1,647	1,359	3,146	2,698

Adjusted EBITDA	$ 5,018	$ 4,540	$ 9,713	$ 8,442

Net income	$ 651	$ 639	$ 1,237	$ 1,012
Stock-based compensation expense	1,647	1,359	3,146	2,698
Amortization of intangible assets	833	682	1,678	1,399

Non-GAAP income	$ 3,131	$ 2,680	$ 6,061	$ 5,109

Shares used to compute non-GAAP income
per share
Basic	16,536	16,210	16,485	16,183
Diluted	16,998	16,768	17,043	16,799

Non-GAAP income per share
Basic	$ 0.19	$ 0.17	$ 0.37	$ 0.32
Diluted	$ 0.18	$ 0.16	$ 0.36	$ 0.30
CONTACT: Investor Relations
         The Blueshirt Group
         Lisa Laukkanen
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com